Exhibit 10.2

Retention Agreement

This Retention Agreement (this “Agreement”) is entered into by and among Busey Bank (“Busey Bank”), Pulaski Bank, National Association (“Pulaski Bank”) and Stephan R. Greiff (“Employee”) for the purposes and reasons stated below. As to the obligations of Pulaski Bank and Employee under this Agreement, this Agreement shall be effective as of the date this Agreement is signed by all parties. As to the obligations of Busey Bank, this Agreement shall be effective as of the Effective Time of the Merger (each as defined in the Agreement and Plan of Merger between First Busey Corporation (“First Busey”) and Pulaski Financial Corp. (“PFC”) dated December 3, 2015 (“Merger Agreement”)) under which First Busey is the successor to and assumes certain liabilities of PFC. In the event that the Effective Time shall not occur, as to Busey Bank this Agreement shall be void as of the date it was entered into and of no force and effect.

RECITALS

A.           Busey Bank is a wholly-owned subsidiary of First Busey; and

B.           Pulaski Bank, National Association, a national bank (“Pulaski Bank”), is a wholly-owned subsidiary of PFC; and

C.           As of the date of execution hereof, Employee is employed by Pulaski Bank; and

D.           Pulaski Bank wishes to encourage Employee to remain employed by Pulaski Bank through the Effective Time; and

E.            Busey Bank has notified Employee that it intends to continue Employee’s employment after the Effective Time; and

F.            Pulaski Bank offers Employee an Initial Bonus and Busey Bank offers Employee a Retention Bonus and possible Severance Payment in consideration of, and payment is conditioned upon, among other things, Employee’s agreement to provide Busey Bank with the protective covenants set forth herein and Employee’s compliance therewith; and

G.            Busey Bank agrees to provide Employee with the Retention Bonus and, if applicable, the Severance Payment described below in consideration of Employee’s release of Busey Bank from any liability associated with Employee’s employment by Busey Bank and Pulaski Bank.

For and in consideration of the mutual promises contained herein, the parties hereto intending to be legally bound, hereby agree as follows:

AGREEMENT

1.            Transition Periods.

(a)          Through Effective Time. Pulaski Bank hereby employs and Employee agrees to remain employed by Pulaski Bank during the period beginning as of the date of this Agreement and continuing through the Effective Time (the “Pre-Closing Transition Period”).

(b)          Post Effective Time. One of either Pulaski Bank or Busey Bank shall employ and Employee agrees to remain employed by Pulaski Bank or Busey Bank during the period beginning at the Effective Time and continuing through the transition of business and operations to Busey Bank and ending on 30 days following the merger of Pulaski Bank with and into Busey Bank (the “Post-Closing Transition Period”). The Pre-Closing Transition Period and the Post-Closing Transition Period are collectively referred to herein as the “Transition Periods”).

(c)          At- Will Employment. At all times, including during and after the Transition Periods (if Employee’s employment is continued), Employee’s employment shall be at-will, which means that either Employee or Pulaski Bank or Busey Bank, as applicable, may terminate Employee’s employment for any or no reason at any time with or without warning or notice to the other party.

(d)          Employee Acknowledgement. Employee hereby acknowledges and agrees that the new post-closing title or position Employee has accepted with Busey Bank shall not constitute a material diminution of Employee’s authorities, duties or responsibilities following the Merger.

2.            Initial Bonus. Pulaski Bank shall pay to Employee $15,000 within thirty (30) days of the date of this Agreement (the “Initial Bonus”).

3.            Retention Bonus. Busey Bank shall pay to Employee $35,000 (the “Retention Bonus”) contingent upon Employee continuing to work for Pulaski Bank and/or Busey Bank until the end of the Post-Closing Transition Period and executing and not revoking the Release and Waiver Agreement attached as Exhibit A (the “Release”). If Busey Bank terminates Employee’s employment prior to the end of the Post-Closing Transition Period, Busey Bank shall pay the Retention Bonus if the termination is other than for disciplinary or unsatisfactory performance reasons in accordance with the provisions of First Busey’s personnel manual. In addition, if Employee terminates Employee’s employment with either Pulaski Bank or Busey Bank for any or no reason, then no Retention Bonus shall be paid. Subject to receipt of the Release, Busey Bank shall pay to Employee the Retention Bonus described in this Section 3 at the next regularly scheduled Busey Bank payday administratively feasible following the Effective Date of the Release (as defined in the Release); provided, however, that if the end of the Post-Closing Transition Period occurs on or after November 1, 2016, then the Retention Bonus shall be paid on the first Busey Bank payday following January 1, 2017. The payment will be made in a lump sum, less all applicable withholdings and deductions.

4.            Severance. Busey Bank shall pay to Employee severance equal to fifty-two (52) weeks’ base salary as of the date of termination (the “Severance Payment”) if, prior to December 31, 2017, Busey Bank terminates Employee’s employment for any reason other than disciplinary or unsatisfactory performance reasons in accordance with First Busey’s personnel manual. Payment of the Severance Payment is contingent upon Employee executing and not revoking the Release. Subject to receipt of the Release, Busey Bank shall pay to Employee the Severance Payment described in this Section 4 commencing on the next regularly scheduled Busey Bank payday administratively feasible following the Effective Date of the Release; provided, however, that if Employee’s employment terminates after November 1 of a year, the Severance Payment shall not commence until the first Busey Bank payday of the following January 1. The payment will be made in substantially equal installments over the period represented by the Severance Payment in accordance with Busey Bank’s regular payroll practices, less all applicable withholdings and deductions.

5.            Employee Covenants. Employee acknowledges that Employee has been or will be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of PFC and Pulaski Bank and their respective affiliates and of First Busey and Busey Bank and their respective affiliates (collectively, the “Covered Entities” and singularly a “Covered Entity”), including without limitation this Agreement (“Confidential Information”), which, if exploited by Employee, would seriously, adversely, and irreparably affect the interests of the Covered Entities and the ability of the Covered Entities to continue their respective businesses.

2

(a)          Confidential Information. During the course of Employee’s employment with a Covered Entity and following termination of employment for any reason, Employee shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the applicable Covered Entity, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by Busey Bank or required by law.

(b)          Non-Solicitation. As an essential ingredient of and in consideration of this Agreement, the Initial Bonus, and the Retention Bonus, Employee shall not, beginning as of the date of this Agreement and continuing during Employee’s employment with a Covered Entity and during the applicable period set forth below (the “Restricted Period”), directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Employee Covenant”):

(i)          As of the date of this Agreement and ending one (1) year immediately following Employee’s termination of employment with a Covered Entity for any reason: (A) hire or induce or attempt to induce any employee of a Covered Entity to leave the employ of a Covered Entity; (B) interfere with the relationship between a Covered Entity and any employee of a Covered Entity; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of a Covered Entity with whom Employee had an ongoing business relationship to cease doing business with any Covered Entity or interfere with the relationship between any Covered Entity and their respective customers, suppliers, licensees, or other business relations with whom Employee had an ongoing business relationship.

(ii)          As of the date of this Agreement and ending one (1) year immediately following Employee’s termination of employment with a Covered Entity for any reason, solicit the business of any person or business entity known to Employee to be a customer of a Covered Entity, where Employee, or any person reporting to Employee, had accessed Confidential Information of, had an ongoing business relationship with, or had made substantial business efforts with respect to, such person or business entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of any Covered Entity.

(c)          Non-Disparagement. During the course of Employee’s employment with a Covered Entity and following termination of employment for any reason, Employee shall not engage in any disparagement of any Covered Entity, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning any Covered Entity; and Employee shall do nothing that would damage any Covered Entity’s business reputation or goodwill.

(d)          Remedies for Breach of Employee Covenant. Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges that the covenants contained in this Section 5 are reasonable with respect to their duration, geographical area, and scope. Employee acknowledges that (i) the restrictions contained in this Section 5 are reasonable and necessary for the protection of the legitimate business interests of the Covered Entities, (ii) such restrictions create no undue hardships, (iii) any violation of these restrictions would seriously, adversely, and irreparably injure the Covered Entities and such interests, and (iv) such restrictions were a material inducement to a Covered Entity to employ Employee and to enter into this Agreement. If Employee violates the Employee Covenant and a Covered Entity brings legal action for relief, the Restricted Period shall be tolled and deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Employee Covenant by Employee.

3

(e)          Intellectual Property. At all times from and after the date of the date of this Agreement, Employee agrees to not, directly or indirectly, use, register, or assist others to use or register, any designation (including, without limitation, any service mark, trademark, trade name or other indicia of source) that is the same as or confusingly similar to Pulaski Bank, National Association in connection with any banking, wealth management, lending, trust, mortgage, or other financial services or products. Employee further acknowledges and agrees that Employee’s obligations under this paragraph are necessary to protect consumers from confusion as to source, affiliation, association or sponsorship, and that such obligations are reasonable and will not preclude or materially impede Employee from gainful employment.

6.            Excess Parachute Provisions. Notwithstanding any contained herein to the contrary, in the event the payments and or benefits provided hereunder or pursuant any other plan or program (“Total Payments”) constitute excess parachute payments under Internal Revenue Code (“Code”) Section 280G or 4999, with respect to the Merger, then the payment or benefits provided hereunder shall be reduced, but not below $0, so that no portion of the Total Payments is considered an excess parachute payment. Any reduction in the Total Payments shall be determined by Busey Bank in accordance with the provisions of Code section 409A and the rules and regulations thereunder.

7.            Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

8.            Entire Agreement and Severability. This Agreement and the Release constitute the entire agreement between the parties concerning the subject matter thereof, and supersede all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral. Employee specifically waives the right to participate in or received benefits under any severance plan, program or practice of any Covered Entity. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly. Notwithstanding the foregoing, if Employee is subject to post-employment restrictions pursuant to any other agreement, the provisions of both this Agreement and such other agreements shall apply such that the most restrictive provisions shall apply to Employee.

9.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.          Withholding of Taxes. Pulaski Bank and Busey Bank may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.

11.          No Assignment. Employee’s rights to receive benefits under this Agreement shall not be assignable or transferable other than a transfer by will or by the laws of descent or distribution.

12.          Survival. The provisions of Sections 5 and 8 shall survive the termination of this Agreement and Employee’s employment.

13.          Amendment. This Agreement may not be amended or modified except by written agreement signed by the parties.

4

In witness whereof, the parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

PULASKI BANK		EMPLOYEE

By:	/s/ Gary W. Douglass	/s/ Stephan R. Greiff
Name:	Gary W. Douglass	Stephan R. Greiff
Title:	CEO

Date:	1/27/16	Date:	1-14-16

BUSEY BANK

By:	/s/ Robin Elliott
Name:	Robin Elliott
Title:	CFO
Date:	1/27/16

5